Exhibit 99.1
RedEnvelope, Inc. Reports Third Quarter Fiscal 2008 Results
SAN FRANCISCO, CA (February 13, 2008) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the third fiscal quarter ended December 30, 2007.
Net revenues for the third quarter of fiscal 2008 were $45.2 million, compared to $57.0 million in the third quarter of fiscal 2007. Net loss was $(4.3) million, or $(0.45) per diluted share, compared to net income of $5.3 million, or $0.56 per diluted share in the third quarter of fiscal 2007.
For the thirty-nine weeks ended December 30, 2007, net revenues were $85.6 million, compared to $99.4 million for the same period in fiscal 2007. Net loss for the first thirty-nine weeks of fiscal 2008 was $18.2 million, or $(1.91) per diluted share, compared to net income of $0.7 million, or $0.08 per diluted share, for the first thirty-nine weeks of fiscal 2007.
Third Quarter Fiscal 2008 Business Highlights
•	Net revenues per order decreased to approximately $91, compared to approximately $93 in Q3 fiscal 2007

•	Gross profit per order decreased to approximately $44 compared to $50 in Q3 fiscal 2007

•	Approximately 495,000 orders shipped, a decrease of approximately 20% from the same period of the prior year, primarily due to a decline in customer response rates and a reduction in marketing expenditures for new customer prospecting in the second half of fiscal 2007

•	New customers grew by approximately 134,000 from the end of Q2 fiscal 2008, compared with an increase of 227,000 during the third quarter of fiscal 2007, resulting in a total customer file of approximately 3.6 million names
Gross profit margin was approximately 48.7% in the third quarter of fiscal 2008, compared to 54.1% in the same period last fiscal year, primarily due to the ongoing shift in merchandising strategy and product mix.
Marketing expenses in the third quarter of fiscal 2008 were $13.5 million, or 29.8% of net revenues, compared to $12.6 million, or 22.1% of net revenues, in the same period last year. The increase in dollars is primarily due to higher catalog production and postage costs, and increased public relations activities.
Third quarter fulfillment expenses were flat year-over-year at $7.4 million, but increased 320 basis points to 16.3% of net revenues due to the decrease in net revenues.
General and administrative expenses were $5.5 million in the third quarter of fiscal 2008, consistent with the comparable period last year on a dollar basis.
As of December 30, 2007, RedEnvelope had $12.3 million in cash and cash equivalents and no debt. The Company has a credit facility of up to $12.5 million (of which $3.8 million was available as of December 30, 2007), the availability of which is subject to an inventory-based formula, and a stand-by subordinated, unsecured credit arrangement for up to $2.6 million. The Company believes the cash on hand and available under its lending arrangements will be sufficient to fund operations and anticipated capital expenditures through the quarter ending June 2008. However, the continuation of the Company as a going concern beyond the quarter ending June 2008 is dependent upon the Company’s ability to fund operations and anticipated capital expenditures and achieve profitable operations in the future. The Company is focused on its financial condition and capital needs and is evaluating various options for addressing these challenges immediately. However, there can be no assurance that additional financing or other alternatives will be available when necessary, or if available, that such alternatives will not result in undue dilution to, or an adverse impact on the rights of, the Company’s existing stockholders.

At the end of the third quarter, inventory was $9.2 million, compared to $14.5 million at the end of the corresponding period of the prior year. Capital expenditures for the third quarter of fiscal 2008 were approximately $0.4 million as the Company invested in its fulfillment center and technology. The Company anticipates spending approximately an additional $0.3 million during the remainder of fiscal 2008.
Management Discussion and Analysis
John Pound, RedEnvelope’s Chairman and CEO, made the following comments on the progress of the business:
“We entered the third quarter with a significantly freshened creative message. However, as I had indicated previously, we also entered the quarter with negative customer file dynamics and decreased response rates, and, with legacy merchandising that we were completely unable to affect for fall, and largely unable to affect for holiday.
Despite these constraints we hoped that our renewed creative statement would drive an up-tick in performance in fall and holiday. Unfortunately this was not the case. Revenue came in at the low end of our pre-season forecasts. Margins were also affected by promotional activity necessary to drive revenue in holiday.
Third quarter performance was a catalog driven issue. Our web business performed well through holiday. We hit our revenue plan while also reducing marketing spend significantly from our original plan. Our catalog response rates were low through both fall and holiday. They were particularly low in prospecting. We increased prospecting circulation in holiday in hopes of beginning to rebuild our customer file, but did not achieve our goals.
Analyzing the data for fall and holiday, and, based also on the extensive customer file and merchandise analysis that we have engaged in since last summer, we believe that we understand the dynamics of the business and the causes of the shortfalls that the business has been experiencing. The most significant elements that contributed to our catalog response rate decline are: a steady upward trend in our catalog price points; mis-alignment of some of our merchandise categories; and excessive variance in the performance of new catalog products. It was obviously also a challenging environment — an environment in which consumer caution exacerbated our price point creep — but the damage is primarily self-inflicted and the result of strategic decisions made in the first half of 2006.
Looking forward, the good news is that these problems are fixable. We believe that the data support a quite clear strategy to take the combined web and catalogue business to break-even. The new team at RedEnvelope has coalesced wonderfully. We have in the management team a terrific set of talents, and a focused and unified view of the business. After eight months of deep analysis, I believe we now have strong visibility into what it will take to make the model work.
Concurrently, the damage done by the past two years means that our balance sheet is now inadequate, as it stands, to execute this process. Accordingly, we have begun an aggressive process to capitalize the transition that we believe can occur in the business. We are also looking at ways to accelerate that transition, and create additional value, through combinations and partnerships that leverage our core assets. We have multiple discussions underway with a variety of potential partners, and it is our goal to have a resolution to our balance sheet situation in the next 90 days. We continue to believe that the RedEnvelope brand is strong and that the business model can be compelling. The team is focused on driving the transition and we will be aggressively seeking the new partners necessary to realize the value intrinsic in the brand, the product, and the customer file.
About RedEnvelope, Inc.
RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving.

RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release include, among others, statements regarding our ability to secure additional financing, our ability to continue as a going concern and our ability to re-energize the RedEnvelope brand. Such statements are based upon current expectations and involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: any failure to address our funding requirements and continue as a going concern; marketing, advertising and customer acquisition programs and related expenditures may not achieve desired results; cost-control measures may fail to yield satisfactory results; changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned and ongoing fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; intellectual property or other claims that may have an adverse effect on our financial results product offerings or technology; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended December 30, 2007, including, without limitation, those discussed under the caption, “Risk Factors,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
ICR, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	December 30,		December 31,		December 30,		December 31,
	2007	%	2006	%	2007	%	2006	%
	(In thousands, except for per share data)
Net revenues	$45,195	100.0%	$56,987	100.0%	$85,596	100.0%	$99,376	100.0%
Cost of sales	23,196	51.3%	26,157	45.9%	45,048	52.6%	46,569	46.9%

Gross profit	21,999	48.7%	30,830	54.1%	40,548	47.4%	52,807	53.1%

Operating expenses:
Fulfillment	7,382	16.3%	7,449	13.1%	13,665	16.0%	13,655	13.7%
Marketing	13,478	29.8%	12,569	22.1%	23,438	27.4%	22,019	22.2%
General and administrative	5,466	12.2%	5,519	9.7%	21,881	25.5%	16,515	16.6%

Total operating expenses	26,326	58.3%	25,537	44.8%	58,984	68.9%	52,189	52.5%

(Loss) income from operations	(4,327)	-9.6%	5,293	9.3%	(18,436)	-21.5%	618	0.6%
Interest (expense) income, net	(7)	0.0%	14	0.0%	216	0.2%	101	0.1%

Net (loss) income	$(4,334)	-9.6%	$5,307	9.3%	$(18,220)	-21.3%	$719	0.7%

Net (loss) income per share — basic	$(0.45)		$0.56		$(1.91)		$0.08

Net (loss) income per share —diluted	$(0.45)		$0.56		$(1.91)		$0.08

Weighted average shares outstanding — basic	9,526		9,458		9,523		9,369

Weighted average shares outstanding — diluted	9,526		9,488		9,523		9,477

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	December 30,	April 1,	December 31,
	2007	2007	2006
		(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$12,345	$13,245	$23,471
Accounts receivable, net	2,679	1,050	3,300
Inventory	9,177	14,288	14,466
Prepaid catalog costs and other current assets	2,288	2,423	3,081

Total current assets	26,489	31,006	44,318

Property and equipment, net	6,240	8,221	7,682
Other assets	379	184	193

Total assets	$33,108	$39,411	$52,193

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$22,987	$12,463	$21,712
Capital lease obligations, current	148	207	207

Total current liabilities	23,135	12,670	21,919

Capital lease obligations, long-term	288	350	403
Deferred rent	368	502	548

Total liabilities	23,791	13,522	22,870

Stockholders’ equity:
Common stock	96	96	97
Additional paid-in capital	120,403	118,800	117,978
Deferred compensation	—	(1)	—
Notes receivable from stockholders	—	(44)	(44)
Accumulated deficit	(111,182)	(92,962)	(88,708)

Total stockholders’ equity	9,317	25,889	29,323

Total liabilities and stockholders’ equity	$33,108	$39,411	$52,193

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	December 30,	December 31,
	2007	2006
	(In thousands)
Cash Flows From Operating Activities:
Net (loss) income	$(18,220)	$719
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,830	2,357
Stock-based compensation	1,538	1,921
Asset impairment	3,520	—
Other non-cash charges	(106)	(114)
Changes in current assets and liabilities:
Accounts receivable, net	(1,629)	(2,246)
Inventory	5,111	5,224
Prepaid catalog costs and other current assets	(88)	(237)
Accounts payable	8,463	5,302
Accrued expenses and other current liabilities	2,604	2,914

Net cash provided by operating activities	3,023	15,840

Cash Flows From Investing Activities:
Maturities of short-term investments	—	11,619
Purchases of short-term investments	—	(4,857)
Repayment of note receivable	44	—
Purchases of property and equipment	(3,866)	(2,620)

Net cash (used in) provided by investing activities	(3,822)	4,142

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	66	692
Principal payments on capital lease obligations	(167)	(336)
Proceeds from line of credit	5,800	6,700
Repayment of line of credit	(5,800)	(6,700)
Payment of debt issuance costs	—	(144)

Net cash (used in) provided by financing activities	(101)	212

Net (decrease) increase in cash and cash equivalents	(900)	20,194
Cash and cash equivalents at beginning of period	13,245	3,277

Cash and cash equivalents at end of period	$12,345	$23,471

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